Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of

The Prudential Employee Savings Plan

We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. 333-75242) pertaining to The Prudential Employee Savings Plan (the Plan), of our report dated June 12, 2018, with respect to the financial statements and schedule (modified cash basis) of the Plan included in this Annual Report (Form 11K) for the year ended December 31, 2017.

/s/ SB & Company, LLC

SB & Company, LLC

Washington, D.C.

June 12, 2018

1299 Pennsylvania Avenue NW • Suite 1120 • Washington • District of Columbia 20004 • P 202.803.2335 • F 202.832.1320